CONSULTING AGREEMENT

This Agreement is made effective as of May 20, 1999, by and between Jack Rubinstein of Pipeline Data, Inc., 250 East Hartsdale Avenue, Suite 21, Hartsdale, NY 10530, and Federico Brown, Moneysearch.com, 310 Golden Oaks Drive, Suite 150, Georgetown, Texas 78628-3322.

In this Agreement, the party who is contracting to receive services shall be referred to as "Pipeline Data, Inc.," and the party who will be providing the services shall be referred to as "Moneysearch.com."

Moneysearch.com has a background in developing online systems for electronic trading/commerce, searchable membership databases, web-based conferencing systems, and other dynamic Internet-based systems needed by our clients. To add functionality to your web site beyond standard static HTML, Moneysearch.com offers services to create dynamic, scripted portions of web sites both directly to clients and as a technical subcontractor to traditional web developers and is willing to provide services to Pipeline Data, Inc. based on this background.

Pipeline Data, Inc. desires to have services provided by Moneysearch.com.

Therefore, the parties agree as follows:

         1. DESCRIPTION OF SERVICES. Beginning on May 28, 1999, Moneysearch.com will provide the following services, (collectively the "Services"): 1. Assist in the negotiation process of securing CO-branding data for the Pipeline Data web site. 2. Development of home page template consistent with current Pipeline Data, Inc. corporate image.

         2. PAYMENT. Pipeline Data, Inc. will pay a fee to Moneysearch.com of $12,000.00 for the Services. Upon termination of this Agreement, payments under this paragraph shall cease; provided, however, that Moneysearch.com shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which Moneysearch.com has not yet been paid. Payment is 1/2 before starting project and the balance due upon completion of outlined objectives.

         3. NEW PROJECT APPROVAL. Moneysearch.com and Pipeline Data, Inc. recognize that Moneysearch.com's Services will include working on various projects for Pipeline Data, Inc. Moneysearch.com shall obtain the approval of Pipeline Data, Inc. prior to the commencement of a new project.

         4. TERM/TERMINATION. This Agreement may be terminated by either party upon 15 days written notice to the other party.

         5. RELATIONSHIP OF PARTIES. It is understood by the parties that Moneysearch.com is an independent contractor with respect to Pipeline Data, Inc., and not an employee of Pipeline Data, Inc. Pipeline Data, Inc. will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of Moneysearch.com.

         6. INJURIES. Moneysearch.com acknowledges Moneysearch.com's obligation to obtain appropriate insurance coverage for the benefit of Moneysearch.com (and Moneysearch.com's employees, if any). Moneysearch.com waives any rights to recovery from Pipeline Data, Inc. for any injuries that Moneysearch.com (and/or Moneysearch.com's employees) may sustain while performing services under this Agreement and that are a result of the negligence of Moneysearch.com or Moneysearch.com's employees.

         7. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:


   Company:

Jack Rubinstein
President
Pipeline Data, Inc.
250 East Hartsdale Avenue
Suite 21
Hartsdale, New York 10530

    Consultant:

Federico Brown
Technology Officer
Moneysearch.com
310 Golden Oaks Drive, Suite 150
Georgetown, Texas 78628-3322

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

         8. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

         9. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

         10. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

         11. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

         12. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Texas.

     Jack Rubinstein


By: /s/ Jack Rubinstein
    -------------------
     Jack Rubinstein
     President



     Federico Brown



By: /s/ Federico Brown
    -------------------
     Federico Brown
     Technology Officer